Exhibit (h)(2)(c)

AMENDMENT NO. 2

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment No. 2 (this “Amendment”), effective August 28, 2024, amends the third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation (the “Administrator”), and Short-Term Investments Trust, a Delaware statutory trust (the “Trust”) as follows:

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to remove Invesco Liquid Assets Portfolio and Invesco STIC Prime Portfolio, each a series portfolio of the Trust, effective August 28, 2024.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

SHORT-TERM INVESTMENTS TRUST

Portfolios	Effective Date of Agreement

Invesco Government & Agency Portfolio	July 1, 2006

Invesco Treasury Portfolio	July 1, 2006

Invesco Treasury Obligations Portfolio	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**

0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*  The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

** Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

In addition to the rate described above, Government & Agency Portfolio, Treasury Obligations Portfolio, and Treasury Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers on the date first written above.

SHORT-TERM INVESTMENTS TRUST

By:	/s/ John M. Zerr
John M. Zerr
Senior Vice President

INVESCO ADVISERS, INC.

By:	/s/ Melanie Ringold
Melanie Ringold
Senior Vice President & Secretary